Exhibit 99.1

RRD REPORTS SECOND QUARTER 2020 RESULTS

SECOND QUARTER NET SALES IN-LINE WITH PREVIOUS GUIDANCE; JUNE NET SALES PERFORMANCE IMPROVED FROM PREVIOUS TWO MONTHS

OPERATING CASH FLOW INCREASED VERSUS THE PRIOR YEAR PERIOD; SECOND CONSECUTIVE QUARTER OF IMPROVEMENT

TOTAL DEBT OUTSTANDING REDUCED $133 MILLION DURING THE QUARTER; TOTAL LIQUIDITY NOW AT $460 MILLION

PROVIDES UPDATE ON COVID-19 PANDEMIC

Chicago, July 28, 2020 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today reported financial results for the second quarter of 2020.

Second quarter key messages

•	GAAP net sales decreased 23.0%; non-GAAP organic net sales decreased 17.1%; June net sales performance was the strongest month in the quarter as local economies began to reopen
•

GAAP (loss) income from operations was down $36.8 million versus the prior year; non-GAAP adjusted income from operations decreased $14.1 million; additional cost-out actions implemented throughout the quarter

•	GAAP loss per share was $0.79; non-GAAP adjusted loss per share of $0.09 reflects the impact from COVID-19
•

Operating cash flow in the quarter increased $22.5 million from the prior year period driven by working capital improvements; year-to-date improvement now at $72.9 million; capital expenditures were down $18.6 million in the quarter

•

Completed three debt exchanges, repaid the 2020 Senior Notes and repurchased additional debt due in 2021 during the quarter; aggregate maturities for Senior Notes and Debentures due in 2020 to 2024 now total $394 million, down $628 million from the beginning of the year

“The second quarter was a very challenging period as we swiftly responded to the worldwide impact from the COVID-19 pandemic. We acted quickly to protect our employees and adapt our operations to meet the essential communications requirements of our more than 50,000 global clients,” said Dan Knotts, RRD President and Chief Executive Officer. “We also took significant steps to improve our financial flexibility and protect our liquidity. During the quarter, we executed three debt exchanges, repaid our 2020 notes and repurchased additional debt due in 2021. Further, our operating cash flow improved from the prior year for the second consecutive quarter.”

“While we expect continued uncertainty and volatility for the foreseeable future, our priorities remain clear,” Knotts added. “We will continue to be responsive to our clients’ evolving needs while protecting our employees, adjusting our cost structure and maintaining the necessary liquidity to run our business. Despite the challenges, I am confident that the actions we are taking will enable us to successfully navigate through short-term uncertainty and position us to be an even stronger RRD in the future.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	2nd Quarter Results
	Q2 2020	Q2 2019	% Change
Net sales	$1.16 billion	$1.51 billion	(23.0%)
(Loss) income from operations	$(15.9) million	$20.9 million	nm
Diluted loss per share	$(0.79)	$(0.10)	nm

Adjusted income from operations - non-GAAP (1)	$25.1 million	$39.2 million	(36.0%)
Adjusted diluted loss per share - non-GAAP (1)	$(0.09)	$(0.03)	nm
(1)

Refer to "Use of Non-GAAP Information" for additional information on the usage and presentation of non-GAAP financial measures, and refer to the schedules for reconciliations to the most directly comparable GAAP financial measures.

Net sales in the quarter were $1.16 billion, down $346.5 million or 23.0% from the second quarter of 2019. The decrease includes a $94.2 million impact from dispositions in the Business Services segment, primarily the Global Document Solutions and Logistics Courier businesses, and a $9.8 million reduction due to changes in foreign exchange rates.

On an organic basis, consolidated net sales declined 17.1%. The Business Services segment was down 23.0% on a GAAP basis and 15.7% organically while the Marketing Solutions segment was down 22.9% on a GAAP and non-GAAP organic basis from the second quarter of 2019. Both segments were negatively impacted by lower volumes resulting from the COVID-19 pandemic and modest price reductions, while the Business Services results were further impacted by lower fuel surcharges in its Logistics business.

Loss from operations was $15.9 million in the second quarter compared to income from operations of $20.9 million in the second quarter of 2019. The second quarter of 2020 included net restructuring and other charges of $28.5 million, an increase of $12.5 million from the prior year period due primarily to the Company’s aggressive actions to reduce its cost structure as a result of the pandemic. In addition, the quarter included $8.8 million of other charges primarily for the recently completed debt exchanges and ongoing investigation costs in RRD Brazil.

Non-GAAP adjusted income from operations of $25.1 million decreased $14.1 million from the prior year period. The decline was driven by the global impact of COVID-19 and price pressure, partially offset by the actions to reduce its cost structure. In addition, the 2020 results for the quarter also benefited from lower variable incentive compensation and employee healthcare expenses and the favorable impact from changes in foreign exchange rates. Adjusted SG&A expense was down $47.7 million in the 2020 period.

Loss per share attributable to common stockholders was $0.79 in the second quarter of 2020 compared to a loss per share of $0.10 in the second quarter of 2019. Results for the 2020 quarter were unfavorable to the prior year primarily due to the COVID-19 pandemic and an unfavorable effective tax rate.

Non-GAAP adjusted loss per share attributable to common stockholders of $0.09 in the second quarter of 2020 was unfavorable to the loss per share of $0.03 in the second quarter of 2019 driven by lower adjusted income from operations and a negative effective tax rate, partially offset by lower interest expense.

Other highlights and information

Cash provided by operating activities of $35.4 million in the second quarter of 2020 improved $22.5 million versus the prior year amount. Cash used in operating activities during the six months ended June 30, 2020 was $44.2 compared to $117.1 million in the prior year period. The significant improvement in both periods is primarily due to working capital improvements in addition to lower tax and interest payments and cash deferrals from the CARES Act. Capital expenditures in the six months ended June 30, 2020 of $38.1 million were down from $76.4 million in the prior year period primarily due to the 2019 expenditures associated with the China facility relocation and the Census project as well as lower spend in 2020 during the COVID-19 pandemic.

As of June 30, 2020, cash on hand was $341.9 million and total debt outstanding was $2.0 billion. Total outstanding debt is down $133 million from March 31, 2020 and is down $86 million from June 30, 2019. Availability under the credit facility was $117.8 million at June 30, 2020, while total liquidity, including cash on hand, was $460 million.

During the current quarter, the Company completed three debt exchanges, repaid the 2020 Senior Notes using cash on hand and repurchased an additional $28 million of Senior Notes and Debentures due in 2021. During the first half of 2020, the Company has reduced its maturities on its Senior Notes and Debentures due in 2020 to 2024 from $1.0 billion at December 31, 2019 to $394 million as of June 30, 2020, a reduction of $628 million.

COVID-19 pandemic update

As previously reported, the Company took swift actions to activate its business continuity plans when the COVID-19 pandemic began impacting its business in the first quarter. RRD’s core operating plan for navigating COVID-19 includes three pillars: protecting the health and safety of its employees, maintaining operational continuity, and effectively managing its business performance. Most of the Company’s operations have been classified as essential and RRD continues to successfully deliver against the needs of its more than 50,000 global clients.

The Company’s cross-functional COVID-19 Task Force continues to meet diligently to ensure that RRD is closely adhering to the latest available guidelines from the Centers for Disease Control and World Health Organization to keep its employees safe. Within its manufacturing facilities, the site leaders are implementing stringent safety measures while continuing to deliver for the Company’s clients. RRD developed a phased approach for slowly and cautiously ending work from home arrangements. More than 10,000 RRD employees continue to work primarily from home.

BUSINESS IMPLICATIONS

The COVID-19 pandemic impacted the Company’s financial results throughout the second quarter. May results reported the greatest negative impact while June results were up significantly as local economies began to reopen. The Company believes there are three primary factors that are helping to lessen the top line impact from the pandemic as follows:

•	Diversification of its products and services – the Company offers 11 different product and service categories, each of which are impacted differently by the pandemic. Products and services that are more transactional, like commercial print, digital print and fulfillment and direct mail, experienced significantly larger declines than other product categories like supply chain services, packaging, logistics and labels, where the impact on demand was significantly less.

•

Limited client and industry concentration – RRD’s clients operate in nearly all types of industries and geographies and the Company is not disproportionately exposed to any one industry. The Company did experience significant reductions in demand from clients in the travel and hospitality industry while demand from other clients from industries like not-for-profit, distribution and logistics, financial services and essential retailers was less impacted.

•

RRD introduced new products and services to meet the evolving needs of its clients – the Company saw important opportunities to stand by its clients and help them navigate their new conditions and realities. RRD began producing protective face shields for other businesses, delivered new COVID-19 signage, fulfilled additional regulatory mailings and began kitting and distributing new COVID-19 test kits, among many other new offerings.

The Company continues to aggressively accelerate both temporary and permanent cost reduction actions to lessen the impact from lower sales volume as a result of the COVID-19 pandemic. Recent actions include implementing an employee furlough program with RRD paid medical benefits, closing production facilities, suspending all 2020 employee merit increases, restricting domestic and international travel and delaying capital projects.

To protect liquidity, the Company continues to hold an elevated amount of cash on hand while borrowings under the Company’s credit facility also remain temporarily higher. In addition, the Company is not currently subject to maintenance financial covenants in its debt agreements.

OUTLOOK

As infection rates continue to increase in many parts of the world, the path forward presents many uncertainties and RRD continues to evaluate a range of possible recovery scenarios. Because of these uncertainties, the Company is unable to furnish typical guidance for the balance of the year. For the third quarter, however, management expects that net sales will be unfavorable to the prior year between $325 and $400 million. This reflects further impact from the pandemic, Census work in the prior year period that will not repeat and a decline of $92 million from recent business dispositions. In addition, third quarter results will benefit from additional cost reductions and lower interest expense.

Conference call

RRD will host a conference call to discuss its second quarter results on Wednesday, July 29, 2020 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants must register in advance in order to either join the webcast or request the dial-in information to join by telephone. Registration links for both the webcast and the telephone options are available on the Events & Presentations page of the Investor Relations website. For those unable to join live, a replay of the webcast will be available until October 31, 2020 under the Past Events section of the Investor Relations website.

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's website at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2019 and Form 10-Q for the quarter ended June 30, 2020, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Total net sales	$1,162.2	$1,508.7	$2,571.7	$3,030.6

Total cost of sales (1)	947.4	1,230.5	2,083.1	2,474.1

Total gross profit (1)	214.8	278.2	488.6	556.5
Selling, general and administrative expenses (SG&A) (1)	156.0	199.0	335.1	398.6
Restructuring, impairment and other charges-net	28.5	16.0	60.4	33.1
Depreciation and amortization	38.2	40.0	79.0	82.7
Other operating expense (income)	8.0	2.3	21.2	(2.1)
(Loss) income from operations	(15.9)	20.9	(7.1)	44.2
Interest expense - net	34.6	38.1	68.5	78.2
Investment and other income - net	(3.4)	(2.2)	(7.2)	(6.7)
Loss on debt extinguishment	0.4	—	0.2	—
Loss before income taxes	(47.5)	(15.0)	(68.6)	(27.3)
Income tax expense (benefit)	9.7	(7.6)	1.5	(11.4)
Net loss	(57.2)	(7.4)	(70.1)	(15.9)
Less: (loss) income attributable to noncontrolling interests	—	(0.4)	0.1	(0.1)
Net loss attributable to RRD common stockholders	$(57.2)	$(7.0)	$(70.2)	$(15.8)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(0.79)	$(0.10)	$(0.98)	$(0.22)
Diluted net loss per share	$(0.79)	$(0.10)	$(0.98)	$(0.22)

Weighted average common shares outstanding:
Basic	72.2	71.3	71.9	71.0
Diluted	72.2	71.3	71.9	71.0

Additional information:
Gross margin (1)	18.5%	18.4%	19.0%	18.4%
SG&A as a % of total net sales (1)	13.4%	13.2%	13.0%	13.2%
Operating margin	(1.4%)	1.4%	(0.3%)	1.5%
Effective tax rate	(20.4%)	50.7%	(2.2%)	41.8%

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of June 30, 2020 and December 31, 2019
(UNAUDITED)
(in millions, except per share data)

	6/30/2020	12/31/2019
Assets

Cash and cash equivalents	$341.9	$190.8
Receivables, less allowances for credit losses	950.4	1,161.6
Inventories	307.7	301.8
Prepaid expenses and other current assets	123.8	98.6
Total Current Assets	1,723.8	1,752.8
Property, plant and equipment - net	459.2	500.0
Goodwill	433.5	457.8
Other intangible assets - net	88.1	99.7
Deferred income taxes	65.0	57.8
Operating lease assets	213.1	205.5
Other noncurrent assets	220.8	256.5
Total Assets	$3,203.5	$3,330.1

Liabilities

Accounts payable	648.1	852.2
Accrued liabilities and other	283.9	334.2
Short-term operating lease liabilities	70.6	68.7
Short-term and current portion of long-term debt	155.6	71.2
Total Current Liabilities	1,158.2	1,326.3
Long-term debt	1,880.3	1,747.2
Pension liabilities	103.9	113.6
Other postretirement benefits plan liabilities	59.0	61.7
Long-term income tax liability	68.3	75.8
Long-term operating lease liabilities	147.6	141.0
Other noncurrent liabilities	252.1	234.8
Total Liabilities	$3,669.4	$3,700.4

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2020 and 2019	0.9	0.9

Additional paid-in capital	3,261.2	3,348.0
Accumulated deficit	(2,409.4)	(2,336.8)
Accumulated other comprehensive loss	(201.0)	(176.2)
Treasury stock, at cost, 17.6 shares in 2020 (2019 - 18.1 shares)	(1,130.2)	(1,219.6)
Total RRD stockholders' equity	(478.5)	(383.7)
Noncontrolling interests	12.6	13.4
Total Equity	$(465.9)	$(370.3)
Total Liabilities and Equity	$3,203.5	$3,330.1

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions)

	2020	2019

Net loss	$(70.1)	$(15.9)
Adjustment to reconcile net loss to net cash used in operating activities	109.8	89.9
Changes in operating assets and liabilities	(79.7)	(187.3)
Pension and other postretirement benefits plan contributions	(4.2)	(3.8)
Net cash used in operating activities	$(44.2)	$(117.1)

Capital expenditures	(38.1)	(76.4)
All other cash provided by investing activities	23.9	8.9
Net cash used in investing activities	$(14.2)	$(67.5)

Net cash provided by financing activities	$211.1	$21.7

Effect of exchange rate on cash, cash equivalents and restricted cash	(4.3)	0.2

Net increase (decrease) in cash, cash equivalents and restricted cash	$148.4	$(162.7)

Cash, cash equivalents and restricted cash at beginning of year	223.8	403.6

Cash, cash equivalents and restricted cash at end of period	$372.2	$240.9

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30, 2020					For the Three Months Ended June 30, 2019
	SG&A (1)	(Loss) income from operations	Income tax expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share
GAAP basis measures	$156.0	$(15.9)	$9.7	$(57.2)	$(0.79)	$199.0	$20.9	$(2.2)	$(7.6)	$(7.0)	$(0.10)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	28.5	(9.9)	38.4	0.53	—	16.0	—	14.1	1.9	0.03
Loss (gain) on disposal of businesses (3)	—	3.7	(0.3)	4.0	0.06	—	—	—	—	—	—
All other (4)	(4.6)	8.8	0.8	8.4	0.11	0.1	2.3	(2.1)	1.4	3.0	0.04
Total Non-GAAP adjustments	(4.6)	41.0	(9.4)	50.8	0.70	0.1	18.3	(2.1)	15.5	4.9	0.07
Non-GAAP measures	$151.4	$25.1	$0.3	$(6.4)	$(0.09)	$199.1	$39.2	$(4.3)	$7.9	$(2.1)	$(0.03)

Additional non-GAAP information:				2020	2019
Gross margin (1)				18.5%	18.4%
Adjusted SG&A as a % of total net sales (1)				13.0%	13.2%
Adjusted operating margin				2.2%	2.6%
Adjusted effective tax rate				(4.9%)	146.3%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the second quarter of 2020 primarily included pre-tax charges of $13.9 million for other restructuring charges, primarily consisting of consulting charges; $13.0 million for employee termination costs and $1.2 million for multi-employer pension plan withdrawal obligations. Charges incurred in the second quarter of 2019 primarily included pre-tax charges of $10.8 million for employee termination costs and $4.5 million for other restructuring charges.

(3)	Loss (gain) on disposal of businesses: primarily relates to additional loss recorded on the previous disposition of the GDS business.
(4)	All other: primarily included expenses related to the recent debt exchanges as well as the ongoing SEC and DOJ investigations in RRD Brazil.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Six Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Six Months Ended June 30, 2020					For the Six Months Ended June 30, 2019
	SG&A (1)	(Loss) income from operations	Income tax expense	Net (loss) income attributable to common stockholders	Net (loss) income attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share
GAAP basis measures	$335.1	$(7.1)	$1.5	$(70.2)	$(0.98)	$398.6	$44.2	$(6.7)	$(11.4)	$(15.8)	$(0.22)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	60.4	(2.2)	62.6	0.87	—	33.1	—	22.1	11.0	0.15
Loss on disposal of businesses (3)	—	12.0	0.8	11.2	0.16	—	—	—	—	—	—
All other (4)	(5.8)	14.9	1.5	13.6	0.19	(0.2)	(1.7)	(2.1)	2.0	(1.6)	(0.02)
Total Non-GAAP adjustments	(5.8)	87.3	0.1	87.4	1.22	(0.2)	31.4	(2.1)	24.1	9.4	0.13
Non-GAAP measures	$329.3	$80.2	$1.6	$17.2	$0.24	$398.4	$75.6	$(8.8)	$12.7	$(6.4)	$(0.09)

Additional non-GAAP information:			2020	2019
Gross margin (1)			19.0%	18.4%
Adjusted SG&A as a % of total net sales (1)			12.8%	13.1%
Adjusted operating margin			3.1%	2.5%
Adjusted effective tax rate			8.5%	204.8%
(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other- net: charges incurred in the six months ended June 30, 2020 included pre-tax charges of $21.1 million for employee termination costs; $19.3 million in net impairment charges; $18.1 million for lease termination and other restructuring charges and $1.9 million for multi-employer pension plan withdrawal obligations. Charges incurred in the six months ended June 30, 2019 primarily included pre-tax charges of $18.9 million for employee termination costs and $12.7 million for lease termination and other restructuring charges.

(3)

Loss on disposal of businesses: primarily relates to the sale of the Logistics Courier business on March 2, 2020, as well as an additional loss recorded on the previous disposition of the GDS business.

(4)	All other: primarily included expenses related to the ongoing SEC and DOJ investigations in RRD Brazil, as well as debt exchange costs.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended June 30, 2020
Net sales	$948.2	$214.0	$—	$1,162.2
Income (loss) from operations	19.5	(1.8)	(33.6)	(15.9)
Operating margin %	2.1%	(0.8%)	nm	(1.4%)

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	9.8	2.2	16.5	28.5
Loss on disposal of business	0.6	—	3.1	3.7
Other	0.3	—	8.5	8.8
Total Non-GAAP adjustments	10.7	2.2	28.1	41.0

Non-GAAP income (loss) from operations	$30.2	$0.4	$(5.5)	$25.1
Non-GAAP operating margin %	3.2%	0.2%	nm	2.2%

Depreciation and amortization	25.1	12.0	1.1	38.2
Investment and other income-net (1)	0.6	—	2.8	3.4
Non-GAAP Adjusted EBITDA	$55.9	$12.4	$(1.6)	$66.7
Non-GAAP Adjusted EBITDA margin %	5.9%	5.8%	nm	5.7%

For the Three Months Ended June 30, 2019
Net sales	$1,231.2	$277.5	$—	$1,508.7
Income (loss) from operations	41.6	6.0	(26.7)	20.9
Operating margin %	3.4%	2.2%	nm	1.4%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	13.8	0.5	1.7	16.0
Other	—	—	2.3	2.3
Total Non-GAAP adjustments	13.8	0.5	4.0	18.3

Non-GAAP income (loss) from operations	$55.4	$6.5	$(22.7)	$39.2
Non-GAAP operating margin %	4.5%	2.3%	nm	2.6%

Depreciation and amortization	26.6	11.4	2.0	40.0
Investment and other income-net (1)	1.1	—	3.2	4.3
Non-GAAP Adjusted EBITDA	$83.1	$17.9	$(17.5)	$83.5
Non-GAAP Adjusted EBITDA margin %	6.7%	6.5%	nm	5.5%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Six Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Six Months Ended June 30, 2020
Net sales	$2,033.9	$537.8	$—	$2,571.7
Income (loss) from operations	39.1	23.1	(69.3)	(7.1)
Operating margin %	1.9%	4.3%	nm	(0.3%)

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	36.2	2.7	21.5	60.4
Loss on disposal of businesses	1.2	—	10.8	12.0
Other	0.5	—	14.4	14.9
Total Non-GAAP adjustments	37.9	2.7	46.7	87.3

Non-GAAP income (loss) from operations	$77.0	$25.8	$(22.6)	$80.2
Non-GAAP operating margin %	3.8%	4.8%	nm	3.1%

Depreciation and amortization	51.1	26.2	1.7	79.0
Investment and other income-net (1)	1.5	—	5.7	7.2
Non-GAAP Adjusted EBITDA	$129.6	$52.0	$(15.2)	$166.4
Non-GAAP Adjusted EBITDA margin %	6.4%	9.7%	nm	6.5%

For the Six Months Ended June 30, 2019
Net sales	$2,467.5	$563.1	$—	$3,030.6
Income (loss) from operations	70.2	14.5	(40.5)	44.2
Operating margin %	2.8%	2.6%	nm	1.5%

Non-GAAP Adjustments
Restructuring, impairment and other-net	27.0	0.7	5.4	33.1
Other	—	—	(1.7)	(1.7)
Total Non-GAAP adjustments	27.0	0.7	3.7	31.4

Non-GAAP income (loss) from operations	$97.2	$15.2	$(36.8)	$75.6
Non-GAAP operating margin %	3.9%	2.7%	nm	2.5%

Depreciation and amortization	55.9	23.5	3.3	82.7
Investment and other income-net (1)	2.3	—	6.5	8.8
Non-GAAP Adjusted EBITDA	$155.4	$38.7	$(27.0)	$167.1
Non-GAAP Adjusted EBITDA margin %	6.3%	6.9%	nm	5.5%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three and Six Months Ended June 30, 2020
(UNAUDITED)

	For the Three Months Ended June 30, 2020
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(23.0%)	(22.9%)	(23.0%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.9%)	---%	(0.7%)
Year-over-year impact of dispositions (1)	(6.4%)	---%	(5.2%)

Net organic sales change	(15.7%)	(22.9%)	(17.1%)

(1)

Adjusted for net sales of the R&D business, disposed of in the second quarter of 2019, the GDS business, disposed of in the fourth quarter of 2019, and the Logistics Courier business and RRD Chile, both disposed of in the first quarter of 2020.

	For the Six Months Ended June 30, 2020
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(17.6%)	(4.5%)	(15.1%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.7%)	---%	(0.6%)
Year-over-year impact of dispositions (2)	(6.6%)	---%	(5.4%)

Net organic sales change	(10.3%)	(4.5%)	(9.1%)

(2)

Adjusted for net sales of RRD Brazil, disposed in the first quarter of 2019; the R&D business, disposed of in the second quarter of 2019, the GDS business, disposed of in the fourth quarter of 2019, and the Logistics Courier business and RRD Chile, both disposed of in the first quarter of 2020.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three and Six Months Ended June 30, 2020 and 2019
(UNAUDITED)
(in millions)

	For the Three Months Ended June 30,
	2020	2019
GAAP net loss attributable to RRD common stockholders	$(57.2)	$(7.0)

Adjustments
Loss attributable to noncontrolling interests	—	(0.4)
Income tax expense (benefit)	9.7	(7.6)
Interest expense - net	34.6	38.1
Depreciation and amortization	38.2	40.0
Restructuring, impairment and other charges-net	28.5	16.0
Loss on debt extinguishment	0.4	—
Other	12.5	4.4
Total Non-GAAP adjustments	123.9	90.5
Non-GAAP adjusted EBITDA	$66.7	$83.5

Net sales	$1,162.2	$1,508.7
Non-GAAP adjusted EBITDA margin %	5.7%	5.5%

	For the Six Months Ended June 30,
	2020	2019
GAAP net loss attributable to RRD common stockholders	$(70.2)	$(15.8)

Adjustments
Income (loss) attributable to noncontrolling interests	0.1	(0.1)
Income tax expense (benefit)	1.5	(11.4)
Interest expense - net	68.5	78.2
Depreciation and amortization	79.0	82.7
Restructuring, impairment and other charges-net	60.4	33.1
Loss on debt extinguishment	0.2	—
Net loss (gain) on disposal of businesses	12.0	(10.1)
Other	14.9	10.5
Total Non-GAAP adjustments	236.6	182.9
Non-GAAP adjusted EBITDA	$166.4	$167.1

Net sales	$2,571.7	$3,030.6
Non-GAAP adjusted EBITDA margin %	6.5%	5.5%